Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Intellicheck, Inc. on Form S-8 to be filed on or about July 28, 2022 of our report dated March 24, 2022, except for the effects of the restatement discussed in Note 2 to the financial statements, as to which the date is June 9, 2022, on our audit of the financial statements as of December 31, 2021 and 2020 and for each of the years then ended, which report was included in the Annual Report on Form 10-K/A filed June 9, 2022.

/s/ EISNERAMPER LLP

EISNERAMPER LLP

Iselin, New Jersey

July 28, 2022